American Eagle Energy Announces Another Spyglass Area Acquisition

LITTLETON, CO, January 7, 2013 /PRNewswire/ -- American Eagle Energy Corporation (OTCQX: AMZG; “American Eagle” or the “Company”) is pleased to announce the acquisition of additional working interest in several of the Company’s operated properties in the Spyglass area from SM Energy Company. The purchase price of $9,100,000 includes SM Energy’s working interest in four different spacing units operated by American Eagle. This transaction, which closed on January 4, 2013 and has an economic effective date of September 1, 2012, is the second of the two pending acquisitions referenced by the Company in the January 2, 2013 announcement of its financing agreement with Macquarie Bank Ltd. The Company will initially own 55% of the acquired interest and its Spyglass Property joint venture partner will own the remaining 45%.

The four spacing units affected by the transaction are located in T163N-R101W and T164N – R101W, Divide County, North Dakota and include 6 producing wells with the acquired working interests ranging from approximately 5% to over 34%. Total gross production from these wells is approximately 1975 BOPD, with the associated working interest volumes equaling approximately 375 BOPD. A seventh well has been drilled in the subject area, is awaiting completion, and is expected to be on production by mid-February. American Eagle currently projects that an eighth well will be drilled, completed, and on production by the end of March, 2013. A full development scenario for each of these spacing units is expected to include up to four wells completed in the Three Forks Formation and up to four additional wells completed in the Middle Bakken zone. Based on a third-party engineering report, the estimated net present value of the 8 active locations, discounted at 10% (NPV10), is approximately $18,000,000.

“These two acquisitions of producing properties in North Dakota will help bolster American Eagle’s position in the area and enable it to extend the remarkable growth we have experienced in 2012 into the upcoming year,” stated Brad Colby, American Eagle’s President. Colby continued, “We believe these acquisitions are a prudent use of capital enabling us to concentrate our interest in a group of de-risked properties.”

About American Eagle Energy Corporation:

American Eagle Energy Corporation is engaged in the exploration and production of petroleum and natural gas in North America. Currently, American Eagle is focused primarily on exploiting unconventional resource plays within the Bakken and Three Forks formations. The Company operated under the name Eternal Energy Corp. until December 2011 when it changed its name to American Eagle Energy Corporation upon its acquisition of American Eagle Energy Inc., another oil and gas company engaged in a similar business with which the Company shared certain properties and prospects.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of American Eagle Energy Corporation.

These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions. Persons are encouraged to read American Eagle Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012, all as filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release. Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov). American Eagle Energy Corporation does not assume any obligation to update any of these forward-looking statements.

CONTACT:	Brad Colby, President

American Eagle Energy Corporation

(303) 798-5235